EXHIBIT 99.1

MESABI TRUST PRESS RELEASE

New York, New York

January 19, 2017

The Trustees of Mesabi Trust (NYSE: MSB) declared a distribution of fourteen cents ($0.14) per Unit of Beneficial Interest payable on February 20, 2017 to Mesabi Trust Unitholders of record at the close of business on January 30, 2017.  This compares to a distribution of five cents ($0.05) per Unit of Beneficial Interest for the same period last year.

The nine cents ($0.09) per Unit increase in the current distribution, as compared to the same quarter last year, is primarily attributable to the Mesabi Trustees’ consideration of the Trust’s receipt of $1,880,334 on October 30, 2016, which was the total royalty payment paid to the Trust by Northshore Mining Company (“Northshore”).  The Trustees’ determination of the distribution amount announced today also reflects their continuing effort to maintain a prudent level of unallocated reserve in order for the Trust to be in position to meet current and future expenses, and any present and future liabilities (whether fixed or contingent) that may arise in connection with the current and ongoing challenges in the iron ore and steel industries.  Finally, the increase in the current distribution compared to a year ago reflects the fact that on November 17, 2015, Northshore had announced a temporary idling of iron ore pellet production at Northshore in Silver Bay, Minnesota, which resulted in a lower volume of shipments of iron ore pellets during the last calendar quarter of 2015.  Iron ore pellet production at Northshore operations was restarted in May 2016.

Quarterly royalty payments earned for iron ore shipments made during the calendar quarter ended December 31, 2016, if any, payable by Northshore to Mesabi Trust under the royalty agreement, are due on January 30, 2017, together with the quarterly royalty report.  After receiving the report, Mesabi Trust plans to file with the Securities and Exchange Commission a summary of the quarterly royalty report in a Current Report on Form 8-K.

This press release contains certain forward-looking statements with respect to iron ore pellet production, iron ore pricing and adjustments to pricing, iron ore shipments, royalty (including bonus royalty) amounts, and other matters, which statements are intended to be made under the safe harbor protections of the Private Securities Litigation Reform Act of 1995, as amended.  Actual production, prices, price adjustments, and shipments of iron ore pellets, as well as actual royalty payments (including bonus royalties) could differ materially from current expectations due to inherent risks and uncertainties such as general adverse business and industry economic trends, uncertainties arising from war, terrorist events and other global events, higher or lower customer demand for steel and iron ore, decisions by mine operators regarding curtailments or idling production lines or entire plants, environmental compliance uncertainties, difficulties in obtaining and renewing necessary operating permits, higher imports of steel and iron ore substitutes, processing difficulties, consolidation and restructuring in the domestic steel market, indexing features in Cliffs Pellet Agreements resulting in adjustments to royalties payable to Mesabi Trust and other factors.  Further, substantial portions of royalties earned by Mesabi Trust are based on estimated prices that are subject to interim and final adjustments, which can be positive or negative, and are dependent in part on multiple price and inflation index factors under agreements to which Mesabi Trust is not a party and that are not known until after the end of a contract year.  Although the Mesabi Trustees believe that any such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which could cause actual results to differ materially.  Additional information concerning these and other risks and uncertainties is contained in the Trust’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K.  Mesabi Trust undertakes no obligation to publicly update or revise any of the forward-looking statements made herein to reflect events or circumstances after the date hereof.

Contact:	Mesabi Trust SHR Unit
Deutsche Bank Trust Company Americas
(904) 271-2520